As filed with the Securities and Exchange Commission on September 3, 2015

Registration No. 333-109000

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________

Post-Effective Amendment No. 6

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________

PVH CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-1166910 (I.R.S. Employer Identification Number)
200 Madison Avenue New York, New York 10016 (212) 381-3500 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
Mark D. Fischer, Esq.
Executive Vice President,
General Counsel and Secretary
200 Madison Avenue
New York, New York  10016
(212) 381-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

PVH CORP.

2003 STOCK OPTION PLAN

(Full title of the plan)

___________

With Copy to:

MARTHA N. STEINMAN, ESQ. HOGAN LOVELLS US LLP 875 THIRD AVENUE NEW YORK, NY 10022 (212) 918-3000

___________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Accelerated filer □        Non-accelerated filer □        Smaller reporting company □
(do not check if a smaller
reporting company)

Explanatory Note

PVH Corp. (the “Registrant”) is filing this Post-Effective Amendment No. 6 to its Registration Statement on Form S-8, Registration No. 333-109000, initially filed with the Securities and Exchange Commission (the “SEC”) on September 22, 2003 (the “2003 Form S-8”).  The Registrant is making this filing to deregister shares of its common stock, par value $1.00 per share (the “Common Stock”), registered under the 2003 Form S-8 for issuance, offer or sale pursuant to the Registrant’s 2003 Stock Option Plan (the “2003 Plan”).  A total of 5,400,000 shares of Common Stock were registered for issuance, offer or sale under the 2003 Form S-8.

On June 13, 2006, the Registrant’s stockholders approved the Registrant’s 2006 Stock Incentive Plan (the “2006 Plan”), and on June 23, 2011, the Registrant’s stockholders approved the material terms of the 2006 Plan.  Pursuant to the 2006 Plan, any shares of the Common Stock that become available under the 2003 Plan because of expirations, cancellations and terminations of outstanding options without exercise are to be assigned to, and made available for issuance under, the 2006 Plan.  Between September 1, 2012 and August 28, 2015, 1,763 shares of Common Stock underlying outstanding options under the 2003 Plan were forfeited because of expirations, cancellations and terminations of such options.  Accordingly, these 1,763 shares of Common Stock are hereby deregistered.  The 2003 Form S-8, as amended by Post-Effective Amendment No. 1 thereto filed with the SEC on June 20, 2007 (deregistering 884,672 shares of Common Stock that were either (i) not subject to outstanding awards as of June 13, 2006 or (ii) forfeited between June 13, 2006 and June 18, 2007 because of expirations, cancellations and terminations of outstanding options), Post-Effective Amendment No. 2 thereto filed with the SEC on June 26, 2008 (deregistering 11,387 shares of Common Stock that were forfeited between June 19, 2007 and June 18, 2008 because of expirations, cancellations and terminations of outstanding options), Post-Effective Amendment No. 3 thereto filed with the SEC on July 1, 2009 (deregistering 70,697 shares of Common Stock that were forfeited between June 19, 2008 and June 25, 2009 because of expirations, cancellations and terminations of outstanding options); Post-Effective Amendment No. 4 thereto filed with the SEC on June 30, 2011 (deregistering, 12,501 shares of Common Stock that were forfeited between June 26, 2009 and June 26, 2011 because of expirations, cancellations and terminations of outstanding options); and Post-Effective Amendment No. 5 thereto filed with the SEC on September 10, 2012 (deregistering, 3,050 shares of Common Stock that were forfeited between June 27, 2011 and August 31, 2012 because of expirations, cancellations and terminations of outstanding options), otherwise continues in effect as to the balance of the shares of Common Stock remaining available for issuance, offer or sale pursuant thereto upon and following the exercise of options previously granted under the 2003 Plan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, PVH Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of September, 2015.

PVH CORP.

By:           /s/ Emanuel Chirico

Emanuel Chirico

Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of September, 2015.

Signature	Title
/s/ Emanuel Chirico
Emanuel Chirico	Chairman and Chief Executive Officer; Director (Principal Executive Officer)
/s/ Michael Shaffer
Michael Shaffer	Executive Vice President and Chief Operating & Financial Officer (Principal Financial Officer)
/s/ Bruce Goldstein
Bruce Goldstein	Senior Vice President and Controller (Principal Accounting Officer)
/s/ Mary Baglivo
Mary Baglivo	Director
/s/ Brent Callinicos
Brent Callinicos	Director
/s/ Juan Figuereo
Juan Figuereo	Director
/s/ Joseph Fuller
Joseph Fuller	Director
/s/ V. James Marino
V. James Marino	Director
/s/ G. Penny McIntyre
G. Penny McIntyre	Director
/s/ Henry Nasella
Henry Nasella	Director
/s/ Edward Rosenfeld
Edward Rosenfeld	Director
/s/ Craig Rydin
Craig Rydin	Director